Exhibit 99.1

Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com	Richard Simonelli Director Strategic Communications & Investor Relations (202)346-6394 rsimonelli@costar.com

CoStar Group, Inc. Announces Second Quarter 2011 Results

•	Record revenue of $62.1 million as quarterly sequential growth rate accelerates to 4.2%
•	Company raises revenue outlook for full year 2011 by $4 million
•	LoopNet shareholders approve merger agreement; $248 million equity offering completed

WASHINGTON, DC – July 27, 2011 – CoStar Group, Inc. (NASDAQ: CSGP), commercial real estate's leading provider of information and analytic services, announced today that revenues for the second quarter of 2011 totaled $62.1 million, an annual increase of $6.3 million or 11.3% compared to revenue of $55.8 million in the second quarter of 2010. Quarterly sequential organic revenue growth in the second quarter of 2011 of $2.5 million reflected accelerated growth of 4.2% compared to the first quarter.

Non-GAAP net income (defined below) was $7.3 million or $0.33 per diluted share in the second quarter of 2011, an increase of $1.1 million compared to Non-GAAP net income of $6.2 million or $0.29 per diluted share in the first quarter of 2011. Adjusted EBITDA (defined below) for the second quarter of 2011 increased $1.7 million to $14.3 million, compared to adjusted EBITDA of $12.6 million for the first quarter of 2011. For the second quarter of 2011, adjusted EBITDA and non-GAAP net income do not include approximately $5.0 million in expenses associated with the LoopNet merger, which consist primarily of investment banking and legal fees. Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the non-GAAP financial measures to their GAAP basis results are shown in detail, along with definitions for those terms, later in this release.

As of June 30, 2011, the Company had $580 million in cash, cash equivalents, short-term and long-term investments, which is an increase of $255 million since March 31, 2011.  As previously disclosed, the Company issued 4.3 million shares of common stock during the quarter with net proceeds of $248 million, which are expected to be used to fund a portion of the cash consideration payable in conjunction with the acquisition of LoopNet, Inc. The Company expects to close the LoopNet acquisition by the end of 2011.

Year 2010-2011 Quarterly Results - Unaudited
(in millions, except per share data)
	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2

Revenues	$55.1	$55.8	$57.1	$58.2	$59.6	$62.1
EBITDA	8.8	7.8	9.4	10.4	10.5	7.1
Net income	2.9	3.3	3.4	3.8	4.5	2.6
Net income per share - diluted	0.14	0.16	0.16	0.18	0.22	0.12
Weighted average outstanding shares - diluted	20.6	20.6	20.7	20.9	21.0	22.4

Adjusted EBITDA	10.8	13.3	13.8	13.4	12.6	14.3
Non-GAAP Net Income	5.2	6.8	6.9	6.6	6.2	7.3
Non-GAAP Net Income per share - diluted	0.25	0.33	0.33	0.32	0.29	0.33

“This has been an extremely productive quarter for CoStar,” said Founder and Chief Executive Officer Andrew C. Florance. “In addition to posting the highest quarterly revenue in Company history, we made significant progress toward closing the LoopNet transaction.  We raised $248 million in net proceeds in an equity offering and received overwhelming approval from LoopNet stockholders for the merger.”

The Company also announced that it has developed and is releasing CoStarGo™, a powerful iPad application that integrates CoStar’s comprehensive property, tenant and comparable sales information in CoStar’s “professional” suite of online products--CoStar Property Professional, CoStar Tenant and CoStar Comps. CoStarGo is expected to be released nationally on August 15, 2011, and will be supported with an extensive marketing campaign during the third quarter of 2011, including a 34-city national launch tour focused on efforts to drive widespread early adoption.

“CoStarGo is a transformational product that puts the power of CoStar in our clients’ hands while they are out in the field, which we expect will enhance their ability to generate income and provide more service to their customers,” stated Florance. “We believe the iPad app will result in increased sales to new customers, upgrades from existing customers and improved customer retention rates.”

During the second quarter, the Company’s in-quarter renewal rate remained above 93%, and the 12-month trailing renewal rate for subscription-based services was 92%, an increase of 4 percentage points from approximately 88% one year ago. Quarterly net new sales increased over the strong performance from the first quarter and increased 90% year-over-year. The Company achieved its second-highest organic net new sales during the quarter, reflecting the growing momentum in the strong sales trend from last quarter.

2011 Outlook

“Based on our outstanding second quarter results, we are pleased to raise the high end of our 2011 annual revenue guidance by approximately $4.0 million," stated CoStar Group Chief Financial Officer Brian J. Radecki. “The Company’s guidance for 2011 annual revenue has increased to a range of $247 million to $250 million, and for the third quarter of 2011 we expect a range of approximately $62.5 million to $63.5 million in revenues.”

The issuance of 4.3 million additional shares during the second quarter associated with the equity offering results in an adjustment to non-GAAP earnings per share of approximately $0.13 for the full year 2011, and approximately $0.04 for the third quarter. For the full year of 2011, the Company now expects non-GAAP net income per diluted share of approximately $1.07 to $1.13. For the third quarter of 2011, the Company expects non-GAAP net income per diluted share of approximately $0.19 to $0.23. After adjusting for the impact of the increase in shares, full year non-GAAP earnings remain in-line with prior guidance, with higher revenues approximately offsetting additional investments in sales and marketing.

“We are excited about the potential for CoStarGo to drive additional subscription sales,” added Radecki. To support the launch of this new product, the Company plans to make a one-time marketing investment of approximately $3.5 million to $4.0 million during the third quarter of 2011.

The Company anticipates approximately $1.4 million to $1.7 million of restructuring costs associated with the consolidation of its White Marsh, MD, offices during the third quarter of 2011.  This completes the previously announced office consolidation strategy, and is expected to result in expense savings of $1 million per year moving forward.

The projections above and the related tables included in this release exclude impacts of the consolidation of LoopNet and related costs that are contingent on closing that transaction.

The preceding forward-looking statements reflect CoStar’s expectations as of July 27, 2011, including forward-looking non-GAAP financial measures on a standalone basis – not including the potential acquisition of LoopNet and related costs. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition-related costs, (iii) restructuring charges and related costs, (iv) costs related to the acquisition and transition of the Company’s corporate headquarters, and (v) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition-related costs, (iv) purchase accounting adjustments; (v) restructuring charges and related costs, (vi) costs related to the acquisition and transition of the Company’s corporate headquarters, and (vii) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. We assume a 40% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call to discuss earnings results for the second quarter of 2011, and the company's outlook for the third quarter of 2011 at 11:00 AM EDT on Thursday, July 28, 2011. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please dial (866) 269-9609 (from the United States and Canada) or (612) 332-1213 (from all other countries) and refer to conference code 209746. An audio recording of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. To access the recorded call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 209746. The webcast replay will also be available in the Investors section of CoStar's web site for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Revenues	$62,127	$55,838	$121,745	$110,931
Cost of revenues	22,412	20,360	44,978	41,560
Gross margin	39,715	35,478	76,767	69,371

Operating expenses:
Selling and marketing	14,280	12,880	27,526	25,509
Software development	5,135	4,123	10,403	8,320
General and administrative	15,845	13,452	26,744	24,727
Purchase amortization	546	532	1,089	1,222
	35,806	30,987	65,762	59,778

Income from operations	3,909	4,491	11,005	9,593
Interest and other income, net	178	196	380	434
Income before income taxes	4,087	4,687	11,385	10,027
Income tax expense, net	1,450	1,436	4,216	3,887
Net income	$2,637	$3,251	$7,169	$6,140

Net income per share - basic	$0.12	$0.16	$0.34	$0.30
Net income per share - diluted	$0.12	$0.16	$0.33	$0.30

Weighted average outstanding shares - basic	22,011	20,278	21,271	20,275
Weighted average outstanding shares - diluted	22,426	20,624	21,695	20,635

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Net income	$2,637	$3,251	$7,169	$6,140
Income tax expense, net	1,450	1,436	4,216	3,887
Income before income taxes	4,087	4,687	11,385	10,027
Purchase amortization and other related costs	854	847	1,704	2,037
Stock-based compensation expense	2,201	1,939	4,265	3,946
Acquisition related costs	5,007	-	5,330	-
Restructuring and related costs	-	103	-	103
Headquarters acquisition and transition related costs *	-	958	-	1,157
Settlements and Impairments	-	2,825	(272)	2,825
Non-GAAP Income before income taxes	12,149	11,359	22,412	20,095
Assumed rate for income tax expense, net **	40%	40%	40%	40%
Assumed provision for income tax expense, net	(4,860)	(4,544)	(8,965)	(8,038)
Non-GAAP Net Income	$7,289	$6,815	$13,447	$12,057

Net Income per share - diluted	$0.12	$0.16	$0.33	$0.30
Non-GAAP Net Income per share - diluted	$0.33	$0.33	$0.62	$0.58

Weighted average outstanding shares - diluted	22,426	20,624	21,695	20,635

* Includes building depreciation of approximately $275,000 for the three months ended June 30, 2010, and approximately $459,000 for the six months ended June 30, 2010
** A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Net income	$2,637	$3,251	$7,169	$6,140
Purchase amortization in cost of revenues	308	315	615	815
Purchase amortization in operating expenses	546	532	1,089	1,222
Depreciation and other amortization	2,354	2,459	4,936	4,917
Interest income, net	(178)	(196)	(380)	(434)
Income tax expense, net	1,450	1,436	4,216	3,887
EBITDA	$7,117	$7,797	$17,645	$16,547
Stock-based compensation expense	2,201	1,939	4,265	3,946
Acquisition related costs	5,007	-	5,330	-
Restructuring and related costs	-	103	-	103
Headquarters acquisition and transition related costs ***	-	683	-	698
Settlements and Impairments	-	2,825	(272)	2,825
Adjusted EBITDA	$14,325	$13,347	$26,968	$24,119

*** Does not include building depreciation of approximately $275,000 for the three months ended June 30, 2010, and approximately $459,000 for the six months ended June 30, 2010

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$547,617	$206,405
Short-term investments	3,605	3,722
Accounts receivable, net	13,336	13,094
Deferred income taxes, net	7,519	5,203
Prepaid and other current assets	5,693	5,809
Income tax receivable	852	4,940
Total current assets	578,622	239,173

Long-term investments	29,014	29,189
Deferred income taxes, net	12,502	-
Property and equipment, net	37,146	69,921
Goodwill	80,466	79,602
Intangible and other assets, net	17,457	18,774
Deposits and other assets	2,649	2,989
Total assets	$757,856	$439,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$35,594	$33,999
Income taxes payable	7,156	-
Deferred revenue	17,466	16,895
Total current liabilities	60,216	50,894

Deferred gain on sale of building	32,594	-
Deferred rent	17,374	4,032
Deferred income taxes, net	-	1,450
Income taxes payable	1,808	1,770

Stockholders' equity	645,864	381,502
Total liabilities and stockholders' equity	$757,856	$439,648

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Revenues
United States	$57,540	$51,538	$112,576	$102,155
International
External customers	4,587	4,300	9,169	8,776
Intersegment revenue *	224	359	478	691
Total international revenue	4,811	4,659	9,647	9,467
Intersegment eliminations	(224)	(359)	(478)	(691)
Total Revenues	$62,127	$55,838	$121,745	$110,931

EBITDA
United States	$8,262	$10,173	$19,623	$19,585
International **	(1,145)	(2,376)	(1,978)	(3,038)
Total EBITDA	$7,117	$7,797	$17,645	$16,547

* Intersegment revenue is attributable to services performed by Property and Portfolio Research Ltd., a wholly owned subsidiary of Property and Portfolio Research, Inc. (PPR), for PPR. Intersegment revenue is recorded at what the Company believes approximates fair value. U.S. EBITDA includes a corresponding cost for the services performed by Property and Portfolio Research Ltd. for PPR.

** International EBITDA includes a corporate allocation of approximately $100,000 for each of the three month periods ended June 30, 2011 and 2010, and approximately $100,000 and $300,000 for the six months ended June 30, 2011 and 2010, respectively.

Reconciliation of Non-GAAP Financial Measures with 2010-2011 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2

Net income	$2.9	$3.3	$3.4	$3.8	$4.5	$2.6
Income tax expense, net	2.5	1.4	2.9	3.4	2.8	1.5
Income before income taxes	5.4	4.7	6.3	7.2	7.3	4.1
Purchase amortization and other related costs	1.2	0.8	0.9	0.9	0.8	0.8
Stock-based compensation expense	2.0	1.9	1.8	2.6	2.1	2.2
Acquisition related costs	-	-	-	-	0.3	5.0
Restructuring and related costs	-	0.1	1.3	-	-	-
Headquarters acquisition and transition related costs *	0.1	1.0	1.2	0.3	-	-
Settlements and Impairments	-	2.8	-	-	(0.3)	-
Non-GAAP Income before income taxes	8.7	11.3	11.5	11.0	10.2	12.1
Assumed rate for income tax expense, net **	40%	40%	40%	40%	40%	40%
Assumed provision for income tax expense, net	(3.5)	(4.5)	(4.6)	(4.4)	(4.0)	(4.8)
Non-GAAP Net Income	$5.2	$6.8	$6.9	$6.6	$6.2	$7.3

Non-GAAP Net Income per share - diluted	$0.25	$0.33	$0.33	$0.32	$0.29	$0.33
Weighted average outstanding shares - diluted	20.6	20.6	20.7	20.9	21.0	22.4

*Includes building depreciation
** A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2

Net income	$2.9	$3.3	$3.4	$3.8	$4.5	$2.6
Purchase amortization	1.2	0.8	0.9	0.9	0.8	0.8
Depreciation and other amortization	2.4	2.5	2.4	2.5	2.6	2.4
Interest income, net	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Income tax expense, net	2.5	1.4	2.9	3.4	2.8	1.5
EBITDA	$8.8	$7.8	$9.4	$10.4	$10.5	$7.1
Stock-based compensation expense	2.0	1.9	1.8	2.6	2.1	2.2
Acquisition related costs	-	-	-	-	0.3	5.0
Restructuring and related costs	-	0.1	1.3	-	-	-
Headquarters acquisition and transition related costs ***	-	0.7	1.3	0.4	-	-
Settlements and Impairments	-	2.8	-	-	(0.3)	-
Adjusted EBITDA	$10.8	$13.3	$13.8	$13.4	$12.6	$14.3

*** Does not include building depreciation

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
(in thousands, except per share data)
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended September 30, 2011		Ended December 31, 2011
	Low	High	Low	High

Net income	$(800)	$1,000	$9,700	$13,200
Income tax expense, net	(500)	600	5,900	8,000
Income before income taxes	(1,300)	1,600	15,600	21,200
Purchase amortization and other related costs	900	800	3,500	3,300
Stock-based compensation expense	1,800	1,700	8,800	8,200
Acquisition related costs	5,000	4,000	12,500	10,500
Restructuring and related costs	1,650	1,400	1,700	1,400
Headquarters acquisition and transition related costs	-	-	-	-
Settlements and Impairments	-	-	(272)	(272)
Non-GAAP Income before income taxes	8,050	9,500	41,828	44,328
Assumed rate for income tax expense, net *	40%	40%	40%	40%
Assumed provision for income tax expense, net	(3,220)	(3,800)	(16,731)	(17,731)
Non-GAAP Net Income	$4,830	$5,700	$25,097	$26,597

Net Income per share - diluted	$(0.03)	$0.04	$0.41	$0.56
Non-GAAP Net Income per share - diluted	$0.19	$0.23	$1.07	$1.13

Weighted average outstanding shares - diluted	25,300	25,300	23,500	23,500

* A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** Projections exclude impacts of the consolidation of LoopNet and related costs that are contingent on closing that transaction.

About CoStar Group, Inc.
CoStar Group (Nasdaq: CSGP) is commercial real estate's leading provider of information and analytic services. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe with a staff of approximately 1,500 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.
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This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar’s financial expectations, the timing of the Merger, the company's plans, objectives, expectations and intentions and other statements including words such as "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the net proceeds of the equity offering will not be used to fund cash consideration for the LoopNet acquisition; the possibility that the merger does not close when expected or at all, including, but not limited to, due to the failure to obtain governmental clearances or approvals; the possibility that CoStarGo is not released when expected; the possibility that CoStar’s marketing plans with respect to CoStarGo change or are extended past the third quarter; the possibility that CoStarGo does not enhance clients’ ability to generate income and provide more service to their customers; the risk that the launch of CoStarGo does not result in increased sales to new customers, upgrades from existing customers and improved  customer retention rates; the risk that CoStar’s growing momentum in sales will not continue at the current pace; the risk that the recovery in commercial real estate will not continue at its current pace; the risk that revenues for the third quarter of 2011 and full year 2011 will not be as stated in this press release; the risk that non-GAAP net income per diluted share for the third quarter of 2011 and full year 2011 will not be as stated in this press release;  the risk that any higher revenues achieved in 2011 may not offset the additional investments in sales and marketing; the risk that CoStarGo will not drive additional subscription sales; the risk that the amount of the investment in CoStarGo for marketing will change; the risk that restructuring costs associated with the consolidation of our offices during the third quarter of 2011 will not be as stated in this press release; the risk that the office consolidation will not lead to expense savings as expected; the risk that LoopNet and CoStar will be unable to comply promptly with the request for additional information received from the Federal Trade Commission on June 30, 2011 and discussed in CoStar's and LoopNet's Current Reports on Form 8-K filed with the SEC on July 1, 2011; the possibility that conditions, divestitures or changes relating to the operations or assets of LoopNet and CoStar will be required to obtain required governmental clearances or approvals; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the merger may be greater than expected; and failure to obtain any required financing on favorable terms. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar's Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and LoopNet's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each filed with the SEC, including in the "Risk Factors" section of each of these filings, and each company's other filings with the SEC available at the SEC's website (www.sec.gov). Neither CoStar nor LoopNet undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.